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                                                                      EXHIBIT 5

                      [LETTERHEAD OF IRELL & MANELLA LLP]

                               November 25, 1998

Mattel, Inc.
333 Continental Boulevard
El Segundo, California 90245-5012

Ladies and Gentlemen:

  We have acted as counsel to Mattel, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of up to $400,000,000 aggregate initial offering price of an indeterminate amount of the following: (i) shares of the Company's common stock, $1.00 par value per share, which shares of common stock are accompanied by preference share purchase rights ("Common Stock"), (ii) shares of the Company's preferred stock, $1.00 par value per share ("Preferred Stock"), which may be convertible into shares of Common Stock, (iii) depositary shares of the Company ("Depositary Shares"), representing a fractional interest in a share of Preferred Stock, which Depositary Shares are to be represented by depositary receipts (the "Depositary Receipts") to be issued pursuant to one or more deposit agreements (each a "Deposit Agreement") between the Company and a bank or trust company to be selected by the Company (the "Depositary"), (iv) the Company's debt securities (the "Debt Securities"), which may be convertible into shares of Common Stock, Preferred Stock and/or Depositary Shares, and which are to be issued pursuant to an Indenture (the "Indenture") between the Company and Chase Manhattan Bank and Trust Company, National Association (formerly Chemical Trust Company of California), as trustee (the "Trustee"), (v) warrants ("Warrants") to be issued pursuant to one or more warrant agreements (each a "Warrant Agreement"), between the Company and a bank or trust company as warrant agent to be selected by the Company (the "Warrant Agent"), to acquire Common Stock, Preferred Stock, Depositary Shares and/or Debt Securities, and (vi) units ("Units") consisting of two or more of the foregoing securities. The Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants and Units (collectively, the "Securities") may be issued from time to time pursuant to Rule 415 under the Act and will be subject to specific terms pertaining to each respective class or series of Securities as determined at the time of sale and as set forth in one or more supplements to the Prospectus constituting part of the Registration Statement.

  As such counsel, we have examined the Registration Statement, the Indenture and such records of the Company's corporate proceedings and such other documents, and we have made such other factual and legal investigations, as we deemed necessary or appropriate in order to render this opinion.

  Based upon such examinations and investigations and subject to (i) the occurrence of such additional corporate procedures as are now contemplated prior to the issuance of any Securities or which we, as the Company's counsel, advise the Company to undertake in connection with any such issuance, (ii) the effectiveness of the Registration Statement under the Act, (iii) the establishment of the terms of each series of Securities in accordance with the terms of (a) the Company's Restated Certificate of Incorporation and Bylaws,
(b) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, (c) any agreement, indenture, mortgage, deed of trust, undertaking or other instrument that is binding upon the Company, and (d) applicable law, and (iv) if applicable, the due authorization, execution, authentication and delivery of and payment for the Securities, it is our opinion that:

    1. The Common Stock (including any Common Stock that may be issuable pursuant to the conversion of any Preferred Stock or Debt Securities or the exercise of any Warrants or as part of any Units) will, upon the issuance and sale thereof in the manner contemplated by the Registration Statement, be validly issued, fully paid and nonassessable.
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    2. The Preferred Stock (including any Preferred Stock that may be issuable pursuant to the conversion or exchange of any Depositary Shares or Debt Securities or the exercise of any Warrants or as part of any Units) will, upon the issuance and sale thereof in the manner contemplated by the Registration Statement, be validly issued, fully paid and nonassessable.

    3. Assuming the due authorization, execution and delivery of the applicable Deposit Agreement by the Depositary and the Company, each Depositary Share (including any Depositary Shares that may be issuable pursuant to the conversion of any Debt Securities or the exercise of any Warrants or as part of any Units), when issued in accordance with such Deposit Agreement against deposit of the shares of Preferred Stock, will represent a beneficial interest in the applicable fraction of a validly issued, fully paid and nonassessable share of Preferred Stock, and assuming the due execution and delivery of the Depositary Receipts by the Depositary pursuant to such Deposit Agreement and upon payment for and delivery of the Depositary Shares as contemplated by the Registration Statement, the Depositary Receipts will entitle the holders thereof to the benefits provided therein and in such Deposit Agreement.

    4. The Debt Securities (including any Debt Securities that may be issuable pursuant to the exercise of any Warrants or as part of any Units) will, upon the issuance and sale thereof in the manner contemplated by the Registration Statement, constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to the binding and enforceable nature of such obligations, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    5. Assuming the due authorization, execution and delivery of the applicable Warrant Agreement by the Warrant Agent and the Company, the Warrants (including any Warrants that may be issuable as part of any Units) will, upon the issuance and sale thereof in the manner contemplated by the Registration Statement, constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to the binding and enforceable nature of such obligations, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

  This opinion is rendered solely for your benefit in connection with the transactions described above. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Sincerely,

                                          /s/ Irell & Manella LLP